Exhibit 3.13

Sec. 180.0202	State of Wisconsin
Wis. Stats.	Department of Financial Institutions

ARTICLES OF INCORPORATION
(STOCK, FOR PROFIT CORPORATION)

Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Ch. 180 of the Wisconsin Statutes:

Article 1.  Name of the corporation:  Johnson Polymer, Inc.

Article 2.  The corporation is organized under Ch. 180 of the Wisconsin Statutes.

Article 3.  The corporation shall be authorized to issue  1,000 Common, Par $1 shares.
  (see FEE information in the instructions)

Article 4.  Name of the initial registered agent:  Thomas S. Simpson

Article 5.  Street address of the initial registered
office: (The complete address, including street and         8310—16th Street
number, if assigned, and ZIP code.  P O Box address
may be included as part of the address, but is                  Sturtevant, WI 53177-1966
insufficient alone.)

Article 6.  Other provisions (OPTIONAL):

Article 7.  Name and complete address of each incorporator:

Thomas S. Simpson
8310—16th Street
Sturtevant, WI 53177-1966

/s/ THOMAS S. SIMPSON	/s/ THOMAS S. SIMPSON
Incorporator’s signature	Incorporator’s signature

This document was drafted by  Thomas S. Simpson

  (name of the individual who drafted the document)

FILING FEE—$90.00, or more  SEE instructions, suggestions, and procedures on following pages.

DFI/CORP/2(R12/98) Use of this form is voluntary.                                                                         1 of 2

ARTICLES OF INCORPORATION (Ch. 180, stock, for-profit)

CT CORPORATION SYSTEM c/o Thomas S. Simpson S.C Johnson & Son, Inc. 1525 Howe Street Racine, WI 53403-2236	Please indicate here where you would like the acknowledgment copy of the filed document sent. Please include complete name and mailing address.

Your phone number during the day:  (        )        -

INSTRUCTIONS (Ref. sec. 180.0202 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $90.00, or more, payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Av, 3rd Floor, Madison WI, 53703). The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. This document can be made available in alternate formats upon request to qualifying individuals with disabilities. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577.

Article 1. The name must contain “corporation”, “incorporated”, “company”, or “limited” or the abbreviation “corp.”, “inc.”, “co.” or “ltd.” or comparable words or abbreviations in another language. If you wish to provide a second choice name that you would accept if your first choice is not available, indicate it here:

Article 3. Some quantity of shares must be authorized. For the minimum filing fee, up to 9,000 shares may be authorized. If more than one class of shares is authorized, state the designation of each class, and the number of shares of each class that the corporation is authorized to issue.

Articles 4 & 5. The corporation must have a registered agent located at a registered office in Wisconsin. The address of the registered office is to describe the physical location where the registered agent maintains their business office. Set forth the street number and name, city and ZIP code in Wisconsin. P O Box addresses may be included as part of the address, but are insufficient alone. The corporation may not name itself as its own registered agent.

Article 6. This space is provide for insertion of any desired material, such as grant or limit of preemptive rights, or other information not inconsistent with law.

Article 7. Print or typewrite the name and complete address of each incorporator. At least one incorporator is required to sign the document, although all incorporators may sign.

If the document is executed in Wisconsin, sec. 182.01(3), Wis. Stats., provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner. If the document is not executed in Wisconsin, please so state.

This document may declare a delayed effective date. To do so, enter a remark under Article 6: “This document has a delayed effective date of (enter the future date).” The delayed effective date may not before, or more than 90 days after, the document is received by the Department of Financial Institutions for filing.

FILING FEE—Minimum fee is $90.00 which is sufficient to authorized 9,000 shares. If the articles authorized the issuance of more than 9,000 shares, provide an additional filing fee equal to 1 cent for each additional share over 9,000. Shares may be, but are not required to be, designated as with or without a par value.

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